Exhibit 4.28

THIS AMENDMENT is executed as a deed on Feb 11, 2022 (this “Amendment”) by and between Full Truck Alliance Co. Ltd. (the “Company”), Futu Trustee Limited (the “Trustee”) and MASTER QUALITY GROUP LIMITED (the “Nominee”, together the Company and the Trustee, the “Parties”).

Reference is made to (i) the trust deed (the “Trust Deed”) made as of December 3, 2018 by and between the Company, THE CORE TRUST COMPANY LIMITED (匯聚信託有限公司) (the “Original Trustee”) and the Nominee, (ii) the deed of amendment on February 25, 2021 (the “Deed of Amendment”); and (iii) the deed of change of trustee entered and between the Parties on December 9, 2021 (the “Deed of Change of Trustee”), together with the Trust Deed and the Deed of Amendment, (the “Trust Documents”), pursuant to which the Trustee shall serve as the trustee for the Trust and the Nominee shall hold Shares underlying the Awards under the Trust,. For purposes of this Amendment, unless defined elsewhere in this Amendment, capitalized terms shall have the meanings specified in the Trust Deed.

In consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	Clause 5 titled “Voting” in the Trust Deed and the Deed of Amendment is hereby replaced in its entirety with the following:

“5. VOTINIG

To the extent permitted under the Rules and applicable laws and regulations, the Trustee and the Nominee shall not exercise the voting rights attached to the Shares”

2.	This Amendment shall become effective from the date hereof.

3.	Expect expressly and specifically amended by this Amendment, the Trust Deed shall remain in full force and effect.

4.	Save for Clause 5 of the Trust Deed, the other clauses contained in the Trust Deed shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF this Deed has been executed and delivered the day and year first above written.

EXECUTED as a Deed and	)
The COMMON SEAL of	)
FULL TRUCK ALLIANCE CO. LTD. was hereto affixed in the presence of:	) ) )

Witness: /s/ Yamin Meng

Authorised Signatory

For and on behalf of Full Truck Alliance Co. Ltd.
Authorised Signature: /s/ Peter Hui Zhang

IN WITNESS WHEREOF this Deed has been executed and delivered the day and year first above written.

EXECUTED as a Deed and	)
The COMMON SEAL of	)
FUTU TRUSTEE LIMITED was hereto affixed in the presence of:	) ) )

Authorised Signatory

For and on behalf of Futu Trustee Limited
Authorised Signature(s) /s/ Weibin Lin
Trust or Company Service Provider License
(Licence Number: TC006475)

IN WITNESS WHEREOF this Deed has been executed and delivered the day and year first above written.

EXECUTED as a Deed and	)
The COMMON SEAL of	)
MASTER QUALITY GROUP LIMITED	)
Was hereto affixed in the presence of:	) )

Authorised Signatory

For and on behalf of Futu Corporate Service Limited
Authorized Signature(s) /s/ Weibin Lin